Birner Dental Management Services, Inc. Announces Earnings for 3Q 2010

DENVER, Nov. 11, 2010 /PRNewswire-FirstCall/ -- Bi rner Dental Management Services, Inc. (Nasdaq: BDMS), operators of PERFECT TEETH ® dental practices and Vantage Dental Implant Center, announced results for the third quarter and nine months ended September 30, 2010. For the quarter ended September 30, 2010, revenue increased $1.5 million, or 10.0%, to $16.0 million. The Company's earnings before, interest, taxes, depreciation, amortization, non-cash expense associated with stock-based compensation and discontinued operations ("Adjusted EBITDA") increased $89,000, or 5.3%, to $1.8 million. Income from continuing operations for the quarter ended September 30, 2010 increased $14,000, or 2.9%, to $486,000 compared to $472,000 for the same period of 2009. Earnings per share from continuing operations increased 4.0% to $0.26 compared to $0.25 for the quarter ended September 30, 2009. Net earnings per share increased 34.3%, to $.26 for the quarter ended September 30, 2010 compared to $.19 for the quarter ended September 30, 2009.

For the quarter ended September 30, 2010, same store revenue (based on 59 offices open for the full period in each quarter) increased $289,000, or 2%, compared to the quarter ended September 30, 2009. The increase in same store revenue is primarily due to early results from a training program designed to improve the quality of care patients receive during their hygiene visits offset, in part, by the continuing impact of the sluggish economy. This training program was initiated during the second quarter of 2010 and was rolled out in stages to all other offices through the early fourth quarter of 2010. The Company anticipates realizing benefits from this program into the future as the initiatives become fully integrated into each of its offices. The balance of the $1.5 million revenue increase for the quarter ended September 30, 2010 was attributable to three offices that were acquired during the fourth quarter of 2009 and one de novo office in Albuquerque opened in February 2010.

As previously announced, the Company opened the new Vantage Dental Implant Center in Denver, Colorado on October 13, 2010. The Vantage Dental Implant Center provides custom-designed dental implants with a team of expert oral surgeons, prosthodontists and specialists backed by the most advanced, state-of-the-art technology in the field.  Patients can generally complete treatment at the Vantage Dental Implant Center in one day without needing multiple visits to the center.

The Company's net income and Adjusted EBITDA for the quarter ended September 30, 2010, relative to its net income and adjusted EBITDA for the quarter ended September 30, 2009, were negatively affected by incremental spending of $120,000 for television advertising and marketing expenses in the Denver market and $170,000 of incremental training costs. The Company expects expenses at the Vantage Dental Implant Center to adversely impact the Company's earnings in the fourth quarter of 2010 and possibly for part of 2011.

For the nine months ended September 30, 2010, revenue increased $3.3 million, or 7.3%, to $48.2 million compared to the nine months ended September 30, 2009. The Company's Adjusted EBITDA decreased $299,000, or 5.3%, to $5.4 million.  Income from continuing operations for the nine months ended September 30, 2010 decreased $292,000, or 16.0%, to $1.5 million compared to $1.8 million for the same period of 2009. Earnings per share from continuing operations decreased 15.6% for the nine months ended September 30, 2010 compared to the same period in 2009. Net earnings per share decreased 21.0%, to $.65 for the nine months ended September 30, 2010 compared to $.82 for the nine months ended September 30, 2009.

The increase in revenue of $3.3 million for the nine months ended September 30, 2010 is primarily attributable to the three acquired offices and the one de novo office, which accounted for a total of $3.4 million in revenue thus far this year.  Same store revenue (based on 59 offices open for the full nine months in each year) decreased $119,000, or 0.2%.

Net income for the nine months ended September 30, 2010 includes a loss on discontinued operations of $296,000, net of income tax benefit, as a result of the Company closing two offices in the Phoenix, Arizona market in May 2010 because of poor operating performance.  Net income for the nine months ended September 30, 2009 includes an operating loss on discontinued operations of $262,000, net of income tax benefit.  The Company's net income and Adjusted EBITDA for the nine months ending September 30, 2010, relative to its net income and Adjusted EBITDA for the nine months ending September 30, 2009, were negatively affected by $346,000 of television advertising costs and marketing expenses in the Denver market and $256,000 of incremental training costs.

During the first nine months of 2010, the Company had capital expenditures of $2.1 million, purchased 34,738 shares of its Common Stock for approximately $587,000 and paid out approximately $1.1 million in dividends to its shareholders while decreasing total bank debt outstanding by approximately $862,000.  On August 10, 2010, the Company's Board of Directors approved an additional $1,000,000 of stock repurchases.  Common Stock repurchases may be made from time to time as the Company's management deems appropriate.

Birner Dental Management Services, Inc. acquires, develops, and manages geographically dense dental practice networks in select markets in Colorado, New Mexico, and Arizona.  The Company currently manages 64 dental offices, of which 38 were acquired and 26 were de novo developments.  The Company currently has 115 dentists.  The Company operates its dental offices under the PERFECT TEETH® name. Birner Dental also operates one Vantage Dental Implant Center in Colorado.

The Company previously announced it would conduct a conference call to review results for the quarter ended September 30, 2010 on Thursday, November 11, 2010 at 9:00 a.m. MT. In addition to current operating results, the teleconference may include discussion of management's expectations of future financial and operating results. To participate in this conference call, dial in to 1-888-686-9705 and refer to Confirmation Code 9804325 approximately five minutes prior to the scheduled time. If you are unable to join the conference call on November 11, the rebroadcast number is 1-888-203-1112 with the pass code of 9804325. This rebroadcast will be available through November 25, 2010.

Non-GAAP Disclosures

This press release includes a non-GAAP financial measure with respect to Adjusted EBITDA.  The non-GAAP financial measure included in this press release may be different from, and therefore may not be comparable to, similar measures used by other companies.  Please see the last page of this release for more information on the reconciliation of Adjusted EBITDA to GAAP measures.

Forward-Looking Statements

Certain of the matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. These include statements regarding the Company's growth prospects and performance in 2010 and other future periods, implied future results as a result of the Company's training program to improve productivity of its dentists and hygienists and results at the Vantage Dental Implant Center opened in October 2010.  These statements involve known and unknown risks, uncertainties and other factors which may cause the Company's actual results, performance or achievements to be materially different from any future results, performances, or achievements expressed or implied by the forward-looking statements.  These and other risks and uncertainties are set forth in the reports filed by the Company with the Securities and Exchange Commission. The Company disclaims any obligation to update these f orward-looking statements.

For Further Information Contact:
Birner Dental Management Services, Inc.
Dennis Genty
Chief Financial Officer
(303) 691-0680

BIRNER DENTAL MANAGEMENT SERVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
	Quarters Ended				Nine Months Ended
	September 30,				September 30,
	2009		2010		2009		2010

REVENUE:	$ 14,588,691		$ 16,049,646		$ 44,963,723		$ 48,243,182

DIRECT EXPENSES:
Clinical salaries and benefits	8,434,145		8,970,172		25,872,853		27,445,532
Dental supplies	568,200		730,339		1,678,634		1,975,194
Laboratory fees	646,717		660,160		1,958,880		2,076,093
Occupancy	1,179,136		1,320,627		3,514,062		3,908,228
Advertising and marketing	135,718		226,083		313,839		707,422
Depreciation and amortization	552,213		630,139		1,683,666		1,788,269
General and administrative	1,138,382		1,422,274		3,398,301		4,019,773
	12,654,511		13,959,794		38,420,235		41,920,511

Contribution from dental offices	1,934,180		2,089,852		6,543,488		6,322,671

CORPORATE EXPENSES:
General and administrative	1,049,806	(1)	1,186,046	(1)	3,212,726	(2)	3,441,372	(2)
Depreciation and amortization	21,170		19,542		65,720		63,489

OPERATING INCOME	863,204		884,264		3,265,042		2,817,810
Interest expense, net	49,797		32,524		119,755		129,543

INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	813,407		851,740		3,145,287		2,688,267
Income tax expense	341,633		366,217		1,321,021		1,155,924

INCOME FROM CONTINUING OPERATIONS	471,774		485,523		1,824,266		1,532,343

DISCONTINUED OPERATIONS:
Operating (loss) attributable to assets disposed of	(183,144)		0		(451,880)		(250,125)
(Loss) recognized on dispositions	-		0		-		(268,598)
Income tax benefit	76,920		0		189,790		223,051

LOSS ON DISCONTINUED OPERATIONS	(106,224)		0		(262,090)		(295,672)

NET INCOME	$ 365,550		$ 485,523		$ 1,562,176		$ 1,236,671

Net income per share of Common Stock - Basic
Continuing Operations	$ 0.25		$ 0.26		$ 0.98		$ 0.82
Discontinued Operations	(0.05)		-		(0.14)		(0.15)
Net income per share of Common Stock - Basic	$ 0.20		$ 0.26		$ 0.84		$ 0.67

Net income per share of Common Stock - Diluted
Continuing Operations	$ 0.25		$ 0.26		$ 0.96		$ 0.81
Discontinued Operations	(0.06)		-		(0.14)		(0.16)
Net income per share of Common Stock - Diluted	$ 0.19		$ 0.26		$ 0.82		$ 0.65

Cash dividends per share of Common Stock	$ 0.17		$ 0.20		$ 0.51		$ 0.60

Weighted average number of shares of
Common Stock and dilutive securities:
Basic	1,872,924		1,851,828		1,863,054		1,859,470

Diluted	1,914,748		1,893,082		1,896,252		1,899,203

(1)

Corporate expense - general and administrative includes $163,693 of stock-based compensation expense pursuant to ASC Topic 718 and $81,792 related to a long-term incentive program for the quarter ended September 30, 2009 and $153,020 of stock-based compensation expense pursuant to ASC Topic 718 and $84,348 related to a long-term incentive program for the quarter ended September 30, 2010.

(2)

Corporate expense - general and administrative includes $498,786 of stock-based compensation expense pursuant to ASC Topic 718 and $163,584 related to a long-term incentive program for the nine months ended September 30, 2009 and $454,781 of stock-based compensation expense pursuant to ASC Topic 718 and $253,044 related to a long-term incentive program for the nine months ended September 30, 2010.

BIRNER DENTAL MANAGEMENT SERVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,
ASSETS	2009	2010
	**	(Unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$ 779,622	$ 859,332
Accounts receivable, net of allowance for doubtful
accounts of $371,762 and $343,582 respectively	3,124,160	3,297,174
Deferred tax asset	195,170	195,170
Prepaid expenses and other assets	433,222	613,990

Total current assets	4,532,174	4,965,666

PROPERTY AND EQUIPMENT, net	3,532,011	4,838,996

OTHER NONCURRENT ASSETS:
Intangible assets, net	12,842,285	12,167,020
Deferred charges and other assets	153,734	155,674
Notes receivable	191,557	172,141

Total assets	$ 21,251,761	$ 22,299,497

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$ 1,934,468	$ 1,926,932
Accrued expenses	1,716,395	2,736,634
Accrued payroll and related expenses	1,795,968	2,185,307
Income taxes payable	267,160	-
Current maturities of long-term debt	920,000	920,000
Liabilities related to discontinued operations	-	77,520

Total current liabilities	6,633,991	7,846,393

LONG-TERM LIABILITIES:
Deferred tax liability, net	526,036	871,572
Long-term debt, net of current maturities	4,362,024	3,500,000
Other long-term obligations	2,112,395	2,189,379

Total liabilities	13,634,446	14,407,344

SHAREHOLDERS' EQUITY:
Preferred Stock, no par value, 10,000,000 shares
authorized; none outstanding	-	-
Common Stock, no par value, 20,000,000 shares authorized;
1,858,135 and 1,849,656 shares issued and outstanding, respectively	164,255	303,973
Retained earnings	7,475,212	7,596,800
Accumulated other comprehensive loss	(22,152)	(8,620)

Total shareholders' equity	7,617,315	7,892,153

Total liabilities and shareholders' equity	$ 21,251,761	$ 22,299,497

** Derived from the Company’s audited consolidated balance sheet at D ecember 31, 2009.

Reconciliation of Adjusted EBITDA

Adjusted EBITDA is not a U.S. generally accepted accounting principle ("GAAP") measure of performance or liquidity. However, the Company believes that it may be useful to an investor in evaluating the Company's ability to meet future debt service, capital expenditures and working capital requirements. Investors should not consider Adjusted EBITDA in isolation or as a substitute for operating income, cash flows from operating activities or any other measure for determining the Company's operating performance or liquidity that is calculated in accordance with GAAP. In addition, because Adjusted EBITDA is not calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of Adjusted EBITDA to net income can be made by adding discontinued operations before income tax expense, depreciation and amortization expense - Offices, depreciation and amortization expense – Corporate, stock-based compensation expense, interest expense, net and income tax expense to net income as in the table below.

	Quarters		Nine Months
	Ended September 30,		Ended September 30,
	2009	2010	2009	2010
RECONCILIATION OF EBITDA:
Net income	$365,550	$485,523	$1,562,176	$1,236,671
Add back:
Discontinued operations
(before income tax expense)	183,144	0	451,880	518,723
Depreciation and amortization - Offices	552,213	630,139	1,683,666	1,788,269
Depreciation and amortization - Corporate	21,170	19,542	65,720	63,489
Stock-based compensation expense	245,485	237,368	662,370	707,825
Interest expense, net	49,797	32,524	119,755	129,543
Income tax expense	264,713	366,217	1,131,231	932,873

Adjusted EBITDA	$1,682,072	$1,771,313	$5,676,798	$5,377,393

CONTACT:  Dennis Genty, Chief Financial Officer of Birner Dental Management Services, Inc., +1-303-691-0680